EXHIBIT 3.2

               CORRECTED CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF 7% CUMULATIVE CONVERTIBLE
                            PREFERRED STOCK, SERIES 1
                                       OF
                            SYQUEST TECHNOLOGY, INC.

     SyQuest Technology, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Twenty Thousand (20,000) shares of 7% Cumulative Convertible Preferred Stock, Series 1, of the Company, as follows:

          RESOLVED, that the Company is authorized to issue 20,000 shares of 7% Cumulative Convertible Preferred Stock, Series 1, $.001 par value (the "Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

               (1) Dividends. The holders of the Preferred Shares shall be entitled to a cash dividend of seven percent (7%) per annum of the Stated Value (as defined below), on a cumulative basis with quarterly compounding (prorated for any portion of the applicable period during which the Preferred Shares are outstanding). Dividends shall accrue from the date of issuance of the Preferred Shares and shall be payable quarterly commencing August 31, 1996, through and including the date on which the Preferred Shares are converted or redeemed. Dividends may be paid at the Company's option in cash or, except in the case of a redemption pursuant to Section 5(d) or Section 6, Common Stock valued based on the Average Market Price (as defined below) of the Common Stock for the period of five (5) consecutive trading days ending on the trading day before the dividend payment dates or the date of conversion, as the case may be; provided, however, that in no event shall accrued dividends be paid in shares of Common Stock if, after giving effect to such distribution, the number of shares of Common Stock beneficially owned by such holder and all other holders whose holdings would be aggregated with such holder for purposes of calculating beneficial ownership in accordance with Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder ("Section 13(d) and 16"), including, without limitation, any person serving as an adviser to any holder (collectively, the "Related Persons"), would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16) (Common Stock issuable upon conversion of the Preferred Shares shall not be deemed beneficially owned by such holder or the Related Persons for this purpose) and cash shall be paid in lieu of any shares which cannot be issued pursuant to this proviso. The Company shall not issue any fraction of a share of Common Stock in payment of a dividend, but shall pay cash therefor. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to pay dividends hereunder. Every reference herein to the Common Stock of the Company (unless a different intention is expressed) shall be to the shares of the Common Stock of the Company, $.001 par value, as such stock exists immediately after the issuance of the Preferred Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.

          "Average Market Price" of any security for any period shall be computed as the arithmetic average of the closing bid prices for such security for each trading day in such period on the National Market of the National Association of Securities Dealers Automated Quotation System (the "NASDAQ-NM"), or, if the NASDAQ-NM is not the principal trading market for such security, on the principal trading market for such security, or, if market value cannot be calculated for such period on any of the foregoing bases, the Average Market Price shall be the average fair market value during such period as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period or between the end of such period and the date of conversion of dividend payment, as applicable.)


               (2) Conversion of Preferred Shares. The holders of the Preferred Shares shall have the right, at their option, to convert the Preferred Shares into shares of Common Stock on the following terms and conditions:

                   (a) Conversion Right. Each Preferred Share shall be convertible, at any time after the earlier of (i) the seventy-fifth (75th) day following the date of issuance or (ii) the date on which the Registration Statement (as defined below) is declared effective by the U.S. Securities and Exchange Commission (or, if such Preferred Share is called for conversion pursuant to Section 3 hereof or for redemption pursuant to Sections 5(c) or 5(d) hereof, at any time up to and including, but not after, the close of business on the fifth (5th) full trading day prior to the date fixed for the conversion or redemption, as the case may be) into fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock, at the conversion price (the "Conversion Price") in effect at the time of conversion determined as hereinafter provided; provided, however, that in no event shall any holder be entitled to convert Preferred Shares if, after giving effect to such conversion, the number of shares of Common Stock beneficially owned by such holder and all Related Persons, would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16). Common Stock issuable upon conversion of the Preferred Shares shall not be deemed to be beneficially owned by such holder or the Related Persons for this purpose. Each Preferred Share shall have a value of One Thousand Dollars ($1,000) (the "Stated Value") for the purpose of such conversion and the number of shares of Common Stock issuable upon conversion of each of the Preferred Shares shall be determined by dividing the Stated Value thereof by the Conversion Price then in effect.

                   (b) Conversion Price. The Conversion Price shall be the lesser of (i) seventy-seven percent (77%) (the "Conversion Percentage") of the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date of the Conversion Notice (as defined below), subject to adjustment as provided herein, or
     (ii) $11.00 (the "Fixed Conversion Price"), subject to adjustment as provided herein.

                   (c) Adjustment to Conversion  Percentage and Fixed Conversion
     Price. If the registration statement (the "Registration Statement") covering the shares of Common Stock issuable hereunder and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and the initial holders of the Preferred Shares (the "Registration Rights Agreement") has not been declared effective by the U.S. Securities and Exchange Commission ("SEC") within eighty (80) days after the date of issuance of the Preferred Shares (provided, however, that such 80 day period shall be extended, with the holders' prior written consent, which consent shall not be unreasonably withheld, as may be reasonable in the event that the effectiveness of the Registration Statement is delayed by reason of a force majeure), or if, after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement by reason of stop order, the Company's failure to update the Registration Statement in accordance with the rules and regulations of the SEC or otherwise, then, as partial relief for the damages to the holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity):

                       (i) The Conversion Percentage shall be reduced by a number of percentage points equal to three (3) multiplied by the sum of:
     (i) the number of months (prorated for partial months) after the end of such 80 day period (or for such extension of such period as to which the holders have consented) and prior to the date the Registration Statement is declared effective by the SEC; and (ii) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement (by reason of stop order, the Company's failure to update the Registration or otherwise) after the Registration Statement has been declared effective. (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the end of such 80 day period (or for such extension of such period as to which the holders have consented), the Conversion Percentage would be 72.5% until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Conversion Percentage would then be 66.5%.) If the holder converts Preferred Shares into Common Stock and an adjustment to the Conversion Percentage is required subsequent to such conversion, but prior to the sale of such Common Stock by such holder, the Company shall pay to such holder, within five (5) days after receipt of a notice of the sale of such Common Stock from such holder, an amount equal to the Average Market Price of the Common Stock obtained upon conversion of such Preferred Shares for the five (5) trading days ending one (1) trading day prior to the date of conversion multiplied by three-hundredths (.03) times the number of months (prorated for partial months) for which an adjustment was required. Such amount may be paid at the Company's option in cash or Common Stock whose value is based on the Average Market Price of the Common Stock for the period of five (5) consecutive trading days ending on the date of the sale of such Common Stock; provided, however, that in no event shall shares be issued hereunder if, after giving effect to such issuance, the number of shares of Common Stock beneficially owned by such holder and all Related Persons would exceed four and nine tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16); cash shall be paid in lieu of any shares which cannot be issued pursuant to this proviso. Common Stock issuable upon conversion of Preferred Shares held by such holder or the Related Persons shall not be deemed to be beneficially owned by such holder or the Related Persons for this purpose. (For example, if the Conversion Percentage was 72.5% at the time of conversion of $1,000,000 in Stated Value of Preferred Shares (such that the Preferred Shares were converted into Common Stock having an Average Market Price for the applicable period in aggregate of $1,379,310.30) and subsequent to conversion there was a further two (2) month delay in the Registration Statement's being declared effective, and such Common Stock was sold at the end of such two (2) month period, the Company would pay to the holder $82,758.62 in cash or Common Stock) and


                       (ii) The Fixed Conversion Price shall be reduced by a number of percentage points equal to three (3) multiplied by the sum of:
     (i) the number of months (prorated for partial months) after the end of such 80 day period (or for such extension of such period as to which the holders have consented) and prior to the date the Registration Statement is declared effective by the SEC; and (ii) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement (by reason of stop order, the Company's failure to update the Registration or otherwise) after the Registration Statement has been declared effective. (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the end of such 80 day period (or for such extension of such period as to which the holders have consented), the Fixed Conversion Price would be $10.51 until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Fixed Conversion Price would then be $9.85.) If the holder converts Preferred Shares into Common Stock and an adjustment to the Fixed Conversion Price is required subsequent to such conversion, but prior to the sale of such Common Stock by such holder, the Company shall pay to such holder, within five (5) days after receipt of a notice of the sale of such Common Stock from such holder, an amount equal to the Fixed Conversion Price then in effect multiplied by three-hundredths times the number of months (prorated for partial months) for which an adjustment was required. Such amount may be paid at the Company's option in cash or Common Stock whose value is based on the Average Market Price of the Common Stock for the period of five (5) consecutive trading days ending on the date of the sale of such Common Stock; provided, however, that in no event shall shares be issued hereunder if, after giving effect to such issuance, the number of shares of Common Stock beneficially owned by such holder and all Related Persons would exceed four and nine tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16); cash shall be paid in lieu of any shares which cannot be issued pursuant to this proviso. Common Stock issuable upon conversion of Preferred Shares held by such holder or the Related Persons shall not be deemed to be beneficially owned by such holder or the Related Persons for this purpose.

                   (d) Adjustment to Conversion Price. In case the Company shall
     (i) declare a dividend or make a distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or
     (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted so that the holder of any Preferred Shares surrendered for conversion after such time shall be entitled to receive the aggregate number of shares of Common Stock which the holder would have owned or been entitled to receive had such Preferred Shares been converted immediately prior to such record date or effective date and the resulting Common Stock had been subject to such dividend, distribution, subdivision or combination. Such adjustment shall be made successively whenever any event specified above shall occur.

                   (e) Conversion Notice. On presentation and surrender to the Company (or at any office or agency maintained for the transfer of the Preferred Shares) of the certificates of Preferred Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank and written notice of conversion (a "Conversion Notice"), the holder of such Preferred Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and nonassessable shares, which certificates shall be delivered by the second trading day after the date of delivery of the Conversion Notice, and cash for fractional shares, of Common Stock on the foregoing basis. The Preferred Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

                   (f) Special Conversion.

                       (i) If on the date of the Conversion Notice the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day before the date of the Conversion Notice is $5.00 or less, then for the first

     $10,000,000 in Stated Value of Preferred Shares converted or redeemed pursuant to the provisions of this Section 2(f) the Company may (A) issue to the holder giving the Conversion Notice (the "Exercising Holder") Common Stock for the Preferred Shares to be converted pursuant to the Conversion Notice (the Stated Value dollar equivalent of the Preferred Shares to be converted pursuant to the Conversion Notice is hereinafter referred to as the "Exercise Amount") at the Conversion Price then in effect, plus all accrued and unpaid dividends on the Exercise Amount (which payment of dividends may be paid in shares of Common Stock if the requirements of
     Section 1 are satisfied), or (B) convert all or a portion of the Exercise Amount into shares of Common Stock based upon a $5.00 conversion price therefor and pay in cash to the Exercising Holder an amount (the "Redemption Amount") equal to the sum of (I) the product of (x) the number of shares of Common Stock which the holder would have been entitled to receive for the total Exercise Amount based upon the Conversion Price then in effect less the number of shares of Common Stock actually issued pursuant to this clause (B), if any, multiplied by (y) the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day before the date of the Conversion Notice plus (II) all accrued and unpaid dividends on the Exercise Amount (which payment of dividends may be paid in shares of Common Stock if the requirements of
     Section 1 are satisfied). (For example, if the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day before the date of the Conversion Notice was $3.00 (and the Conversion Price then in effect was $2.31) and the Exercise Amount was $1,000,000, then the Company could (A) issue to the Exercising Holder 432,900 shares of Common Stock or (B) issue to the Exercising Holder up to 200,000 shares of Common Stock and pay in cash to the Exercising Holder the amount of $698,700 (assuming issuance of 200,000 shares of Common Stock), plus accrued and unpaid dividends.)

                       (ii) If on the date of the Conversion Notice the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day before the date of the Conversion Notice is $5.00 or less, then for any additional amount of Stated Value of Preferred Shares in excess of $10,000,000 converted or redeemed pursuant to the provisions of this Section 2(f) the Company may (A) issue to the Exercising Holder Common Stock for the Exercise Amount at the Conversion Price then in effect, plus all accrued and unpaid dividends on the Exercise Amount (which payment of dividends may be paid in shares of Common Stock if the requirements of
     Section 1 are satisfied), or (B) convert all or a portion of the Exercise Amount into shares of Common Stock based upon a $5.00 conversion price therefor and pay in cash to the Exercising Holder a Redemption Amount equal to the sum of (I) the difference between (y) the product of (1) the Exercise Amount multiplied by (2) 110% and (z) an amount equal to the aggregate Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day before the date of the Conversion Notice for the number of shares of Common Stock actually issued pursuant to this clause (B), if any, plus (II) all accrued and unpaid dividends on the total Exercise Amount (which payment of dividends may be paid in shares of Common Stock if the requirements of Section 1 are satisfied). (For example, if on the date of the Conversion Notice the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day before the date of the Conversion Notice was $3.00 (and the Conversion Price then in effect was $2.31) and the Exercise Amount was $1,000,000, then the Company could (A) issue to the Exercising Holder 432,900 shares of Common Stock or (B) issue to the Exercising Holder up to 200,000 shares of Common Stock and pay in cash to the Exercising Holder the amount of $500,000 (assuming issuance of 200,000 shares of Common Stock), plus accrued and unpaid dividends.)

                       (iii) For the purpose of determining whether the provisions of subsection (i) or (ii) above apply, one-half (1/2) the amount of Stated Value of Preferred Shares which has been converted or redeemed pursuant to any section of this Certificate other than in exercise of the clause (B) options above (the "Clause B Options") shall be treated as though it had been converted or redeemed pursuant to the provisions of this
     Section 2(f). (For example, if at the time the Company exercises the Clause B Option, $5,000,000 in Stated Value of Preferred Shares has been converted or redeemed and the Exercise Amount is $10,000,000, then the provisions of subsection (i) would apply to $7,500,000 of the Exercise Amount and the provisions of subsection (ii) would apply to the $2,500,000 balance of the Exercise Amount.) Within five (5) business days of delivery of the Conversion Notice, the Company shall either deliver stock certificates representing the full amount of shares of Common Stock to be issued pursuant to the Conversion Notice or effect exercise of the Clause B Options by giving written notice by facsimile and U.S. mail (the "Redemption Notice") to the Exercising Holder. Within (i) ninety (90) days of the date of the Redemption Notice, the Company shall remit the Redemption Amount, plus 3% interest per month from the date of the Conversion Notice until the date of payment, and (ii) five (5) trading days of the date of the Redemption Notice deliver certificates for the shares of Common Stock to the Exercising Holder. In the event that during such 90 day period, the Company receives a bone fide commitment from an outside investor to contribute capital to the Company, then such 90 day period shall be extended for an additional 30 days with the prior written consent of the Exercising Holder, which consent shall not be unreasonably withheld. If the Redemption Amount is not timely delivered as provided herein (or if the Company shall give the holders written notice by facsimile and U.S. mail that it is withdrawing the Redemption Notice prior to the 90th or 120th day, as the case may be), then the Redemption Notice shall be null and void and the Company shall immediately convert the Redemption Amount at a Conversion Price which shall be the lesser of (i) the product of (x) the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the 90th or 120th day or the date on which the Company withdraws the Redemption Notice, as the case may be, multiplied by (y) the Conversion Percentage then in effect reduced by an amount equal to the product three percentage points times the number of months (prorated for partial months) from the date of the Conversion Notice to the date of conversion or (ii) the Fixed Conversion Price then in effect reduced by three-hundredths times the number of months (prorated for partial months) from the date of the Conversion Notice to the date of conversion, and shall deliver certificates for the Common Stock by the second trading day thereafter.

                   (g) Major Transactions. If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock

     (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Preferred Share shall thereafter be convertible into the number of shares of stock or securities (the "Resulting Securities") or property of the Company, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock delivered upon conversion of such Preferred Share would have been entitled upon such Major Transaction had the holder of such Preferred Share exercised its right of conversion and had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification; provided, however, that the Company shall give the holders of the Preferred Shares written notice of any Major Transaction promptly upon the execution of any agreement whether or not binding in connection therewith (including without limitation a letter of intent or agreement in principle) and in no event shall a Major Transaction be consummated prior to seventy-five (75) days after such notice.

                   (h) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

                   (i) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion, but shall pay in cash therefor at the Conversion Price then in effect multiplied by such fraction.

                   (j) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Preferred Shares as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Preferred Shares surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

               (3) Conversion at the Company's Option. The Company may, at any time subsequent to twelve (12) months after the date the Registration Statement is declared effective by the SEC, require the holders of the then outstanding Preferred Shares to convert all, but not less than all, of such Preferred Shares into Common Stock by delivering written notice by facsimile and U.S. mail to such holder (the "Mandatory Conversion Notice") in accordance with the terms hereof; provided, however, that in no event shall the Company be entitled to require any holder to convert its Preferred Shares if, and no such conversion shall be effective to the extent that, after giving effect to such conversion, the number of shares of Common Stock issued in such conversion and otherwise beneficially owned by such holder and all Related Persons, would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16). The Conversion Price for the purposes of this Section 3 shall be the lesser of (i) the product obtained by multiplying the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the conversion date specified in the Mandatory Conversion Notice by the Conversion Percentage then in effect, or (ii) the Fixed Conversion Price then in effect. Any Mandatory Conversion Notice shall be given by mail to the holders of the then outstanding Preferred Shares at least fifteen (15) trading days prior to the date fixed as the date for the conversion thereof and shall state that the then outstanding Preferred Shares shall be converted at the Conversion Price in effect on the date fixed for the conversion, upon the surrender, at the time and place designated in such notice, of the certificates therefor. Within two (2) business days after the date fixed for conversion, the Company shall deliver to the holders (i) that number of shares of Common Stock for the Preferred Shares converted as shall be determined in accordance herewith, and (ii) payment of the accrued and unpaid dividends thereon (which payment of dividends may be paid in shares of Common Stock if the requirements of Section 1 are satisfied). Notwithstanding the foregoing, if, at the time fixed for such conversion, the Common Stock to be issued pursuant thereto is not listed or included for quotation on the NASDAQ-NM, NYSE, AMEX, NASDAQ SmallCap or NASDAQ Bulletin Board, then the Mandatory Conversion Notice shall be null and void.

               (4) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law and by Section 9 hereof.

               (5) Redemption.

                   (a) Mandatory Redemption After Three Years. The Company shall be obligated to redeem all Preferred Shares outstanding as of May 31, 1999 at a redemption price of the Stated Value thereof, plus accrued and unpaid dividends, in cash or, at the Company's option, shares of Common Stock whose value is based on the Average Market Price of the Common Stock for a period of five (5) consecutive trading days ending one trading day before May 31, 1999. Notice of every redemption under this Section 5(a) shall be given by mail to every holder of record of any Preferred Shares then to be redeemed at least thirty (30), but no more than ninety (90) days, prior to May 31, 1999, at the respective addresses of such holders as the same shall appear on the stock transfer books of the Company. The notice shall state that the Preferred Shares shall be redeemed by the Company at the redemption price specified above, upon the surrender for cancellation, at the time and place designated in such notice, of the certificates representing the Preferred Shares to be redeemed, properly endorsed in blank for transfer, or accompanied by proper instruments of assignment and transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and canceled. On May 31, 1999, each holder of Preferred Shares called for redemption shall be entitled to receive therefor the specified redemption price upon presentation and surrender at the place designated in such notice of the certificates for Preferred Shares called for redemption, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and canceled. If the Company shall give notice of redemption as aforesaid (and unless the Company shall fail to pay the redemption price of the Preferred Shares presented for redemption in accordance with such notice), all Preferred Shares called for redemption shall be deemed to have been redeemed on May 31, 1999, whether or not the certificates for such Preferred Shares shall be surrendered for redemption, and such Preferred Shares so called for redemption shall from and after such date cease to represent any interest whatsoever in the Company or its property, and the holders thereof shall have no rights other than the right to receive such redemption price without any interest therein from and after such date.

                   (b) Mandatory Redemption in the Event of Delisting of the Common Stock. Notwithstanding the foregoing, the Company shall be obligated to redeem the Preferred Shares immediately at any time that the Common Stock is suspended from trading on any of, or is not listed for trading on at least one of, the New York Stock Exchange, American Stock Exchange, NASDAQ-NM, NASDAQ Small Cap Market or NASDAQ Electronic Bulletin Board (each, a "Delisting Event"). In the event of a Delisting Event, the redemption price shall equal $1,298.70 per Preferred Share, payable in cash only. The redemption price under this Section 5(b) shall be remitted to the holders of the outstanding Preferred Shares within five (5) trading days of the occurrence a Delisting Event.

                   (c) Optional Redemption. The Company may redeem some or all of the outstanding Preferred Shares at any time the Average Market Price for the Common Stock for a period of five (5) consecutive trading days is less than $14.00, at a redemption price equal to $1,298.70 per Preferred Share. Notice of every redemption under this Section 5(c) shall be given by facsimile and U.S. mail to every holder of record of any Preferred Shares then to be redeemed at least twenty (20) trading days, but not more than thirty (30) trading days, before the date of redemption at the respective addresses of such holders as the same shall appear on the stock transfer books of the Company. The notice shall state that the Preferred Shares shall be redeemed by the Company at the redemption price specified above, upon the surrender for cancellation, at the time and place designated in such notice, of the certificates representing the Preferred Shares to be redeemed, properly endorsed in blank for transfer, or accompanied by proper instruments of assignment and transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and canceled. On the redemption date specified in the notice each holder of Preferred Shares called for redemption shall be entitled to receive therefor the specified redemption price in cash upon presentation and surrender at the place designated in such notice of the certificates for Preferred Shares called for redemption and outstanding on the redemption date, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and canceled.

                   (d) Optional Redemption. The Company may redeem some or all of the outstanding Preferred Shares if all of the following conditions are met:

                       (i) At least ninety (90) days have elapsed following the issuance of the Preferred Shares (and provided that the Registration Statement has been declared effective by the SEC at that time);

                       (ii) The Average Market Price for the Common Stock for a period of five (5) consecutive trading days is greater than $14.00; and

                       (iii) The Company has provided the holders of the Preferred Shares with a term sheet, letter of intent or other summary of principal terms of a bona fide offer of financing to be provided by third party investors or underwriters.

     The redemption price shall be paid in cash and shall be equal to the Average Market Price for the five (5) trading days ending one trading day before the date of redemption for the Common Stock into which the Preferred Shares called for redemption would otherwise be convertible based upon the Conversion Price in effect on the date of redemption, plus accrued and unpaid dividends. (For example, if the Average Market Price for the Common Stock for the five (5) trading days ending one trading day before the date of redemption was $20 per share and the Conversion Price was $11, and if the Company elected to redeem Preferred Shares having a Stated Value of $1,000,000, the total redemption price would be $1,818,181.80, plus accrued and unpaid dividends.) Notice of every redemption under this Section 5(d) shall be given by facsimile and U.S. mail to every holder of record of any Preferred Shares then to be redeemed at least twenty (20) trading days before the date of redemption at the respective addresses of such holders as the same shall appear on the stock transfer books of the Company. The notice shall state that the Preferred Shares shall be redeemed by the Company at the redemption price specified above, upon the surrender for cancellation, at the time and place designated in such notice, of the certificates representing the Preferred Shares to be redeemed, properly endorsed in blank for transfer, or accompanied by proper instruments of assignment and transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and canceled. On the redemption date specified in the notice each holder of Preferred Shares called for redemption shall be entitled to receive therefor the specified redemption price in cash upon presentation and surrender at the place designated in such notice of the certificates for Preferred Shares called for redemption and outstanding on the redemption date, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and canceled.

               (6) Notwithstanding anything contained herein to the contrary, in no event shall the aggregate number of shares of Common Stock issuable upon conversion or otherwise issuable with respect to all of the Preferred Shares exceed 2,291,891 (subject to equitable adjustments from time to time pursuant to the anti-dilution provisions of Section 3(d) above) unless the Company shall have obtained the approval of its stockholders for issuance in excess of such amount and such approval is permitted under the anti-dilution rule promulgated by the National Association of Securities Dealers Bylaws, Schedule D, Part III, Section 6(i) ( or successor rule or regulation). In the event the Company is prohibited from issuing shares of Common Stock as a result of the operation of this

     Section 6, the Company shall redeem for cash those Preferred Shares which cannot be converted or otherwise issued. The redemption price shall be as follows: (i) for the first $10 million in Stated Value of Preferred Shares redeemed pursuant to this Section 6, the redemption price shall be $1,298.70 per Preferred Share, plus all accrued and unpaid dividends, and
     (ii) for any additional amount of Stated Value in excess of $10 million redeemed pursuant to this Section 6, the redemption price shall be $1,100.00 per Preferred Share, plus all accrued and unpaid dividends. The redemption price under this Section 6 shall be remitted to the holders of the Preferred Shares within five (5) trading days of delivery of the Conversion Notice.

               (7) Liquidation, Dissolution, Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of the Common Stock, an amount equal to the Stated Value per Preferred Share plus any accrued and unpaid dividends, provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation nor merger of the Company with or into any other corporation or corporations, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

               (8) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution or winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. The Company may only authorize and issue additional or other preferred stock which is equal to, or of junior rank with the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution or winding up of the Company, provided, however, that no shares of preferred stock which rank equal to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution, or winding up of the Company may be issued until August 29, 1996. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein.

               (9) Vote to Change the Terms of Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Syed Iftikar, its Chief Executive Officer as of the 7th day of June 1996.

                                              SYQUEST TECHNOLOGY, INC.



                                              By:  /s/ Syed Iftikar
                                                   ---------------------------
                                                   Chief Executive Officer